UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

MERIX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERIX CORPORATION

15725 SW Greystone Court, Suite 200

Beaverton, Oregon 97006

(503) 716-3700

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date

9:00 a.m. Pacific Daylight Time on October 8, 2008

Place

Merix’s principal executive offices, located at 15725 SW Greystone Court, Beaverton, Oregon 97006.

Items of Business

1.	To elect eight (8) directors to serve for the ensuing year and until their successors are elected.

2.	To consider any other business that may properly come before the meeting.

Adjournments and Postponements

Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned and postponed.

Record Date

You are entitled to vote only if you were a Merix shareholder as of the close of business on August 14, 2008.

Voting

Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and to submit your proxy or voting instructions as soon as possible. You may submit your proxy for the annual meeting by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided, or by following the instructions on your voting instruction card for voting by mail or using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers About the Proxy Materials and the Annual Meeting beginning on page 1 of the proxy statement and the instructions on the proxy card or voting instruction card. You may attend the meeting in person even though you have sent in your proxy or voting instruction card.

By Order of the Board of Directors,

/s/ Linda V. Moore
Linda V. Moore
Executive Vice President, Global Human Resources and General Counsel

Beaverton, Oregon

August 28, 2008

MERIX CORPORATION

15725 SW Greystone Court, Suite 200

Beaverton, Oregon 97006

PROXY STATEMENT

For Annual Meeting of Shareholders

To Be Held on October 8, 2008

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors of Merix Corporation is providing these proxy materials for you in connection with Merix’s annual meeting of shareholders, which will take place on Wednesday, October 8, 2008. As a shareholder, you are invited to attend the annual meeting and are entitled to and requested to vote on the items of business described in this proxy statement. This proxy statement and proxy card, together with Merix’s annual report to shareholders, were distributed to shareholders beginning on or about August 28, 2008.

Q:	What information is contained in this proxy statement?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and most highly paid executive officers, and certain other required information.

Q:	How may I obtain Merix’s annual report to shareholders?

A:	A copy of our 2008 annual report to shareholders is enclosed.

Q:	How may I obtain Merix’s Annual Report on Form 10-K filed with the SEC?

A:	Merix’s Annual Report on Form 10-K for the year ended May 31, 2008 is enclosed with this proxy statement. Shareholders may request an additional free copy of Merix’s Annual Report on Form 10-K for the year ended May 31, 2008 from:

Merix Corporation

Attn: Kelly E. Lang

15725 SW Greystone Court, Suite 200

Beaverton, Oregon 97006

Phone: (503) 716-3700

Fax: (503) 716-3809

www.merix.com

Merix will also furnish any exhibit to the Form 10-K if specifically requested. Copies of Merix’s Annual Report on Form 10-K for the year ended May 31, 2008 are also available in the Filings & Investor Pack portion of the Investor Relations section of our website at www.merix.com and in the SEC’s EDGAR database on the SEC’s website at www.sec.gov.

Q:	What items of business will be voted on at the annual meeting?

A:	The item of business scheduled to be voted on at the annual meeting is:

•	The election of directors.

These proxy materials include a more detailed description of this proposal. We will also consider any other business that properly comes before the annual meeting.

Q:	How does the Board recommend that I vote?

A:	Our Board recommends that you vote your shares “FOR” each of the nominees to the Board.

Q:	What shares can I vote?

A:	Each share of Merix common stock issued and outstanding as of the close of business on August 14, 2008, the Record Date, is entitled to be voted on all items being voted upon at the annual meeting. You may vote all shares of common stock owned by you as of this time, including (1) shares held directly in your name as the shareholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank. As of the Record Date we had approximately 21,239,846 shares of common stock issued and outstanding.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most Merix shareholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Merix’s transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Merix. As the shareholder of record, you have the right with these proxy materials to grant your voting proxy directly to Merix or to vote in person at the meeting. Merix has enclosed or sent a proxy card for you to use in granting your voting proxy to Merix.

Beneficial Owner

If your shares are held in a brokerage account (in street name) or by another person on your behalf, you are considered the beneficial owner of those shares, and these proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares, and you are also invited to attend the annual meeting.

Since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	How can I attend the annual meeting?

A:	You are entitled to attend the annual meeting only if you were a Merix shareholder as of the close of business on August 14, 2008, or you hold a valid proxy for the annual meeting.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held in your name as the shareholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a shareholder of record, you may vote by submitting a proxy by mail using the proxy card enclosed or sent with these proxy materials, or by submitting a proxy by telephone or using the Internet. If you are the beneficial owner of shares held in a brokerage account or by another person on your behalf, you may vote by submitting voting instructions to your broker, trustee or nominee as specified in the voting instruction card provided by your broker, trustee or nominee and enclosed and sent with these proxy materials. For directions on how to vote your shares, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

By Mail—Shareholders of record of Merix common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Merix shareholders who are the beneficial owners of shares held in a brokerage account, or by another person on their behalf, may vote by mail by completing, signing and dating the voting instruction card provided by their broker, trustee or nominee and mailing it in the accompanying pre-addressed envelope.

By Telephone—Shareholders of record of Merix may submit proxies by telephone until 11:59 p.m. (Eastern Time) on October 7, 2008 by calling (800) 690-6903. The proxy card also includes instructions on submitting proxies by telephone. Most Merix shareholders who are the beneficial owners of shares held in a brokerage account, or by another person on their behalf, and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their broker, trustee or nominee. Please see the voting instruction card for telephone voting availability.

By Internet—Shareholders of record of Merix may submit proxies using the Internet until 11:59 p.m. (Eastern Time) on October 7, 2008 by visiting www.proxyvote.com. The proxy card also includes instructions on submitting proxies using the Internet. Most Merix shareholders who are the beneficial owners of shares held in a brokerage account, or by another person on their behalf, and live in the United States or Canada may vote using the Internet by following the instructions on the voting instruction cards provided by their broker, trustee or nominee. Please see the voting instruction card for Internet voting availability.

Q:	Can I change my vote?

A:	You may change your vote at any time prior to the vote at the annual meeting. If you are the shareholder of record, you may change your vote by submitting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation of your proxy to Merix’s Secretary prior to your shares being voted or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you are the beneficial owner of shares held in a brokerage account, or that are held by another person on your behalf, you may change your vote by submitting new voting instructions to your broker, trustee or nominee as provided in the voting instruction card, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:	Who can help answer my questions?

A:	If you have any questions about the annual meeting or how to vote or revoke your proxy, you should contact:

Merix Corporation Investor Relations

15725 SW Greystone Court, Suite 200

Beaverton, Oregon 97006

Fax: (503) 716-3809

If you need additional copies of this proxy statement or voting materials, please contact Merix as described above.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Merix or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide written comments on their proxy cards, which are forwarded to Merix management.

Q:	How many shares must be present or represented to conduct business at the annual meeting?

A:	The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of shares of Merix common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees, or your vote may be “WITHHELD” with respect to one or more of the nominees. If your vote is “WITHHELD” it will not be considered as having been cast.

For other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions in your proxy card or voting instruction card with regard to a certain item, your shares will be voted as you instruct on such items. If you are a shareholder of record and you sign and return your proxy card, or submit a proxy by telephone or using the Internet, without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of Merix’s nominees to the Board, and in the discretion of the proxy holders on any other matters that properly come before the meeting), except shares held in the Merix 401(k) Plan, which will be voted in accordance with the terms of the Plan. If you are the beneficial owner of shares held in a brokerage account, or by another person on your behalf, and you return your voting instruction card, or vote by telephone or using the Internet, without providing specific instructions, your broker will exercise discretion to vote your shares in the election of directors.

Q:	What is the voting requirement to elect directors?

A:	The eight (8) nominees receiving the highest number of “FOR” votes will be elected.

Q:	What is the effect of “broker non-votes”?

A:

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes generally do not count as votes against the proposals being voted on at the meeting. Abstentions will have the same effect as votes against the proposal.

Q:	Is cumulative voting permitted for the election of directors?

A:	No. Each share of Merix’s common stock outstanding as of the close of business on August 14, 2008 is entitled to one vote with respect to each director nominee, and on each other matter that may come before the annual meeting.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Michael D. Burger, Dr. William W. Lattin and William C. McCormick, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

Q:	Who will serve as inspector of elections?

A:	The inspector of elections will be Kelly E. Lang, Executive Vice President, Finance and Chief Financial Officer.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Merix proxy card and voting instruction card that you receive.

Q:	How may I obtain a separate set of voting materials?

A:	If you share an address with another shareholder, you may receive only one set of proxy materials (including our annual report to shareholders and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written or oral request made to us:

Merix Corporation

Attn: Kelly E. Lang

15725 SW Greystone Court, Suite 200

Beaverton, Oregon 97006

Phone: (503) 716-3700

Fax: (503) 716-3809

Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write to us at the above address or fax number to request delivery of a single copy of these materials.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	Merix is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to shareholders. In addition, Merix intends to engage The Proxy Advisory Group, LLC to assist in the solicitation process for a fee of approximately $9,000.00.

Q:	Where can I find the voting results of the annual meeting?

A:	We intend to announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2009.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future shareholder meetings.

Shareholder Proposals: For a shareholder proposal to be considered for inclusion in Merix’s proxy statement for the annual meeting next year, the written proposal must be received by Merix’s Secretary at our principal executive offices no later than April 30, 2009. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in Merix’s proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals must also comply with our bylaws provisions regarding business to be brought before a shareholder meeting and SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Merix Corporation

Attn: Linda V. Moore

15725 SW Greystone Court, Suite 200

Beaverton, Oregon 97006

Fax: (503) 716-3809

For a shareholder proposal that is not intended to be included in Merix’s proxy statement as described above, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Merix common stock to approve that proposal, provide the information required by Merix’s bylaws and give timely notice to Merix’s Secretary in accordance with Merix’s bylaws, which, in general, require that the notice be received by Merix’s Secretary:

•	not earlier than the close of business on July 10, 2009; and

•	not later than the close of business on August 9, 2009.

Nomination of Director Candidates: You may propose director candidates for consideration by the Board’s Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Chair of Merix’s Nominating and Corporate Governance Committee by fax or mail addressed to:

Chair of the Nominating and Corporate Governance Committee

Merix Corporation

15725 SW Greystone Court, Suite 200

Beaverton, Oregon 97006

Fax: (503) 716-3809

In addition, Merix’s bylaws permit shareholders to nominate directors for election at an annual shareholder meeting. To nominate a director, the shareholder must deliver to Merix’s Secretary timely notice in accordance with Merix’s bylaws, which require that the notice be received by Merix’s Secretary within the time period described above under “Shareholder Proposals.” Pursuant to Merix’s bylaws, the notice must include, among other things, the information that would be required in a proxy statement soliciting proxies for the election of that nominee, and information about the shareholder making the nomination, as well as a statement by the nominee acknowledging that he or she consents to serve as a director of Merix if elected. The notice should be addressed to Merix’s Secretary as follows:

Merix Corporation

Attn: Linda V. Moore

15725 SW Greystone Court, Suite 200

Beaverton, Oregon 97006

Fax: (503) 716-3809

Copy of Bylaw Provisions: You may contact Merix’s Secretary as indicated above for a copy of the relevant bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates. Merix’s bylaws also are available in the Corporate Governance portion of the Investor Relations section of our website at www.merix.com.

Q:	How may I communicate with Merix’s Board or the independent directors on Merix’s Board?

A:	You may submit any communication intended for Merix’s Board or the independent directors by directing the communication by mail or fax addressed to the Chairman of the Board at our principal executive office, which is located at the following address:

Merix Corporation

15725 SW Greystone Court, Suite 200

Beaverton, Oregon 97006

Fax: (503) 716-3809

PROPOSAL NO. 1:     ELECTION OF DIRECTORS

Merix’s Board of Directors currently consists of eight (8) directors. Upon the recommendation of the Nominating and Corporate Governance Committee, each current director has been nominated for election at the 2008 Annual Meeting to serve until the next annual meeting or until his or her successor is elected. Each nominee is standing for re-election, except for Mr. Francis Yuen, who is standing for election by shareholders for the first time. Mr. Yuen was initially elected as a director in April 2008 and was identified as a candidate for the Board by the Nominating and Corporate Governance Committee because of his industry experience and extensive knowledge regarding business in Asia. Information regarding the business experience of each nominee is provided below. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer of Merix. There are no family relationships among our executive officers and directors.

If you sign your proxy card or voting instruction card, but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the eight persons nominated by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy card or voting instruction card.

The Board expects that all of the nominees will be available to serve as directors. In the event that any nominee should become unavailable, the proxy holders, Michael D. Burger, Dr. William W. Lattin and William C. McCormick, will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the size of the Board.

The Board recommends a vote FOR the election to the Board of each of the following nominees.

Age	Director since

William C. McCormick, Chairman

William C. McCormick has been Merix’s Chairman since 2007. He currently serves on the advisory committees of Aquitas Capital Management and Riverlake Partners LLC, which are buyout and capital management firms of small-to-medium-sized manufacturing companies. He served as Chairman of Precision Castparts Corporation from October 1994 until his retirement in August 2003 and as Chief Executive Officer from August 1991 until retiring from that position in August 2002. He is President of the William C. & Jani E. McCormick Foundation. He is the Chairman of Microfield, Inc., Vice Chairman of TECT Aerospace and President of Homestead Capital. He is on the boards of Albertina Kerr Foundation, SP Industries, Inc. and Premium Wire Components.

74	1997

Michael D. Burger

Michael D. Burger joined Merix in April 2007 as Director, President and Chief Executive Officer. From November 2004 until joining Merix, Mr. Burger served as Director and President of the Components Business of Flextronics Corporation, a leading provider of advanced design and electronics manufacturing services to original equipment manufacturers. Prior to Flextronics, from 1999 to November 2004, he was employed by ZiLOG, Inc., a supplier of devices for embedded control and communications applications. From May 2002 until November 2004, he served as Zilog’s President and a member of its board of directors. For more than 20 years Mr. Burger has successfully built high technology businesses both domestically and in China.

50	2007

	Age	Director since

Kirby A. Dyess

Kirby A. Dyess has been a director of Merix since September 2002. She is a principal in her own early stage investment firm, Austin Capital Management LLC. She served as Vice President of Intel Corporation and Director of Operations for Intel Capital from April 2001 until her retirement in December 2002. She served as Vice President and Director of New Business Development of Intel Corporation from January 1997 to April 2001 and was Corporate Vice President and Director of Human Resources worldwide from 1993 to 1996. Ms. Dyess also serves on the Board of Directors of Itron, Inc., a publicly traded company, and Prolifiq Software, Inc., Compli, Inc. and AISI, Inc., all privately held companies.

	62	2002

Donald D. Jobe Donald D. Jobe is currently President and Chief Executive Officer of his own corporation, Asia Resources Inc., which was founded in January 2002. Mr. Jobe served as President and Chief Executive Officer of Isola Laminate Systems from July 1999 until he retired in October 2001. He served as Vice President and General Manager of Allied Signal Electronic Materials, Asia from October 1994 until June 1999.	65	2001

George H. Kerckhove George H. Kerckhove retired as Vice President of American Standard Companies in May 2000. He served as Chief Financial Officer of American Standard from January 1998 to January 2000 and Vice President and Group Executive for the Plumbing Products Sector in the Americas, Europe and Asia from January 1988 to December 1997. Mr. Kerckhove was a Director of American Standard Companies from 1990 to May 2000. He is currently a Director and on the Executive Committee of Gundersen-Lutheran Medical Foundation and Mississippi Valley Conservancy.	71	2001

Dr. William W. Lattin

Dr. William W. Lattin retired as Executive Vice President of Synopsys, Inc. in October 1999. He served as President and Chief Executive Officer of Logic Modeling from 1992 until its acquisition by Synopsys, Inc. in 1994. Dr. Lattin served as the Chief Executive Officer of Logic Automation from 1986 to 1992. Prior to Logic Automation, he worked for Intel Corporation from 1975 to 1986. He also serves on the Board of Directors of FEI Corp., RadiSys Corporation, Tripwire, Inc. and EasyStreet Online Services, Inc. Dr. Lattin also recently joined the Board of Directors of Intrinsity, Inc., a privately held designer of embedded IP processor cores.

	67	2000

Robert C. Strandberg Robert C. Strandberg currently owns and manages Mattern Holdings, Inc., a Florida-based wholesale flower distributorship. From May 2001 to January 2006, Mr. Strandberg served on the Board of Directors and as Chief Executive Officer of Xytrans, Inc. From April 1997 to August 2000, he served as President and Chief Executive Officer of PSC, Inc. and as its Executive Vice President from November 1996 to April 1997.	51	1998

Francis Yuen Mr. Yuen is currently the President and Business Leader of Trane Commercial Systems, Asia and has held that position since September 2003. Trane Commercial Systems is a global provider of residential heating and air conditioning and commercial HVAC solutions. From 2000 to September 2003, Mr. Yuen held various positions at Honeywell International, including President of Asia Pacific, Chairman of Honeywell China and President, Aerospace Asia Pacific.	58	April 2008

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Merix is committed to sound corporate governance principles. Such principles are essential to running Merix’s business efficiently and to maintaining Merix’s integrity in the marketplace. Merix’s Code of Business Conduct and Ethics is available in the Corporate Governance portion of the Investor Relations section of our website at www.merix.com.

Board Independence

The Board has determined that none of the current directors standing for re-election, except Michael D. Burger, the President and Chief Executive Officer (“CEO”), has a material relationship with Merix (either directly, through a family member or as a partner, executive officer or controlling shareholder of any organization that receives or makes payments from or to Merix), and each is independent within the meaning of Merix’s director independence standards, which reflect Nasdaq’s director independence standards, a copy of which is available on the Corporate Governance portion of the Investor Relations section of our website at www.merix.com. Furthermore, the Board has determined that none of the members of any of Merix’s board committees has a material relationship with Merix (directly, or as a partner, shareholder or officer of an organization that has a relationship with Merix), and each is “independent” within the meaning of Merix’s director independence standards.

Board Structure and Committee Composition

We have eight Board directors. The Merix Board has the following four standing committees: (1) Audit, (2) Human Resources and Compensation, (3) Nominating and Corporate Governance, and (4) Asia Advisory. The Asia Advisory Committee was established in April 2008. The membership and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. During fiscal year 2008, the Board held nine (9) meetings. Each director, except for Mr. Yuen, attended at least 75% of all Board and applicable committee meetings. Mr. Yuen attended all of the Board meetings since his election to the Board in April 2008. Directors are encouraged to attend annual meetings of Merix shareholders. All directors other than Mr. Yuen attended the last annual meeting of shareholders. Listed below is the membership of each Board committee and the number of times each committee met during fiscal year 2008.

Name of Director	Audit		Human Resources and Compensation		Nominating and Corporate Governance		Asia Advisory
Non-Employee Directors:

William C. McCormick, Chairman of the Board

Francis Yuen							X	*

Kirby A. Dyess			X	*

Donald D. Jobe	X		X		X		X

George H. Kerckhove	X	*	X

Dr. William W. Lattin					X	*

Robert C. Strandberg	X				X

Employee Director:

Michael D. Burger

Number of Meetings in Fiscal 2008	10		10		6		0

X = Committee member

*  = Chair

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of:

•	the integrity of Merix’s financial statements;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of Merix’s independent registered public accounting firm;

•	Merix’s systems of internal control over financial reporting; and

•	risk assessment and risk management.

Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the committee’s performance; appoints, evaluates, oversees and approves compensation of Merix’s independent registered public accounting firm; reviews Merix’s internal controls and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant effect on Merix’s financial statements. The Audit Committee works closely with management as well as Merix’s independent registered public accounting firm. The Audit Committee has the authority to retain outside legal, accounting or other advisors as the Audit Committee deems appropriate to fulfill its duties and responsibilities without seeking Board approval with respect to the selection, fees or terms of engagement. The Board has determined that each member of the Audit Committee is “independent” for purposes of membership on the Audit Committee under applicable NASD and SEC requirements. The Board has determined that George H. Kerckhove is an “audit committee financial expert” under applicable SEC rules and regulations.

The report of the Audit Committee is included on page 36 of this proxy statement. The charter of the Audit Committee is available in the Corporate Governance portion of the Investor Relations section of our website at www.merix.com.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee:

•	discharge the Board’s responsibilities relating to compensation of Merix’s executives, including the CEO;

•

review annually director and executive compensation policies and practices and recommends to the Board, as appropriate, changes to Merix’s director and executive compensation policies and practices; and

•	administer Merix’s equity incentive and executive compensation plans.

The Human Resources and Compensation Committee has overall responsibility for approving and evaluating compensation and benefits plans, policies and programs for executive officers of Merix and has all authority necessary to fulfill the duties and responsibilities assigned to it in its charter or otherwise assigned to it by the Board. Specific duties of the Human Resources and Compensation Committee include developing and monitoring Merix’s executive compensation philosophy; establishing and annually reviewing and approving Merix’s executive compensation policies and practices; annually reviewing and approving the Human Resources and Compensation Committee charter and the committee’s performance; determining annual compensation for executives; approving and recommending to the Board for its approval all matters relating to the adoption and amendment of tax-qualified and nonqualified benefit plans; and reviewing and approving special executive employment, compensation and retirement arrangements. The Human Resources and Compensation Committee has the authority to retain independent counsel, compensation and other professionals without seeking Board approval with respect to the selection, fees or retention terms. The Human Resources and Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Board or to officers of Merix.

The report of the Human Resources and Compensation Committee on executive compensation is included on page 35 of this proxy statement. The charter of the Human Resources and Compensation Committee is available in the Corporate Governance portion of the Investor Relations section of our website at www.merix.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s Charter provides that the Committee:

•	identify individuals qualified to become members of the Board;

•	approve and recommend to the Board director candidates;

•	develop, update as necessary and recommend to the Board corporate governance principles and policies applicable to Merix and monitor compliance with such principles and policies;

•	periodically review, approve and recommend to the Board revisions to director selection guidelines, the Nominating and Corporate Governance Committee charter and the committee’s performance;

•	annually recommend to the Board director membership on Board committees;

•	monitor, plan and support Board education; and

•	oversee the evaluation of the Board.

Consideration of Nominees. The Nominating and Corporate Governance Committee employs a variety of methods for identifying nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons.

In evaluating candidates, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience, capability and diversity on the Board. The Nominating and Corporate Governance Committee charter includes director selection guidelines that specify that directors should have high standards of professional and personal ethics and values, relevant experience at the policy-making level and a commitment to acting in Merix’s best interests. Directors should have sufficient time to carry out their duties and should have the willingness and ability to serve multiple terms to develop a deeper understanding of Merix’s business affairs. Directors should be willing to avoid activities or interests that may create a conflict of interest with the directors’ responsibilities and duties to Merix.

Shareholder Nominees. The Nominating and Corporate Governance Committee’s policy is to consider properly submitted shareholder nominations for candidates for membership on the Board. The Committee’s director selection guidelines are applied to all candidates nominated for Board Membership, regardless of the source of the nomination. Any shareholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Chair of the Nominating and Corporate Governance Committee

Merix Corporation

15725 SW Greystone Court, Suite 200

Beaverton, Oregon 97006

Fax: (503) 716-3809

In addition, Merix’s bylaws permit shareholders to nominate directors for consideration at an annual shareholder meeting. For a description of the process for nominating directors in accordance with Merix’s bylaws, see Questions and Answers About the Proxy Materials and the Annual Meeting—What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors? beginning on page 6 of this proxy statement.

Asia Advisory Committee

The Asia Advisory Committee was established in April 2008 to provide the Board and Company with business, market and product advice that would assist in developing the Company’s business in Asia. The Committee’s Charter provides that the Committee will:

•	meet quarterly to review the Company’s strategy, options and business opportunities in Asia;

•	provide recommendations to the Board on a quarterly basis, and more frequently as the Committee determines is appropriate, regarding market trends and developments in Asia; and

•	provide feedback and intelligence on specific business opportunities in Asia as requested by the Board.

Executive Sessions

Executive sessions of Merix’s independent directors, meeting without members of Merix’s management or others present, are held at least twice a year. The sessions are scheduled and chaired by the Chairman of the Board, who is currently William C. McCormick. Any independent director may request the scheduling of additional executive sessions.

Communications with the Board

Individuals may communicate with Merix’s Board or Merix’s independent directors by mail or fax addressed to:

Chairman of the Board

Merix Corporation

15725 SW Greystone Court, Suite 200

Beaverton, Oregon 97006

Fax: (503) 716-3809

DIRECTOR COMPENSATION

The following table sets forth information regarding compensation of the Company’s non-employee directors for fiscal year 2008, which consisted of the following components: cash compensation, consisting of annual retainer fees, including amounts associated with chairing Board committees; and equity compensation, consisting of option grants and restricted stock awards awarded during the year. Each of these components is described in more detail below.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2008

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total ($)
Chee W. Cheung(5)	$11,250	-0-	$36,790	0	0	0	$48,040
Kirby A. Dyess	$46,000	$19,999	$25,260	0	0	0	$91,259
Carlene Ellis	-0-	-0-	$15,017	0	0	0	$15,017
Donald D. Jobe	$59,500	$20,001	$25,595	0	0	0	$105,096
George H. Kerckhove	$60,250	$20,900	$22,190	0	0	0	$103,340
Dr. William W. Lattin	$42,000	$20,002	$21,570	0	0	0	$83,572
William C. McCormick	$59,500	$20,001	$26,249	0	0	0	$105,750
Robert C. Strandberg	$50,500	$20,961	$23,444	0	0	0	$94,905
Francis Yuen(6)	$2,000	$10,000	$1,339	0	0	0	$13,339

(1)	Michael D. Burger, our President and Chief Executive Officer and a director of Merix, is not included in this table. The compensation received by Mr. Burger is shown in the Executive Compensation tables below. Mr. Burger does not receive any additional compensation as a director.

(2)	Includes all annual retainer fees, committee and chairmanship fees and meeting fees.

(3)	Effective January 8, 2007, on a director’s initial election to the Board and on the anniversary of a director’s initial election to the board, each director receives a grant of restricted stock with a grant date fair value of approximately $10,000 and $20,000, respectively. The amounts disclosed above reflect the expense taken in fiscal 2008 for these restricted stock grants, disregarding an estimate of forfeitures related to vesting conditions. Accounting costs are determined, as required, under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”). For a discussion of the assumptions we apply in calculating these amounts, see Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2008. As of May 31, 2008, the total number of outstanding shares of restricted stock held by each director was as follows: Mr. Cheung, 0; Ms. Dyess, 4,141; Ms. Ellis, 0; Mr. Jobe, 5,007; Mr. Kerckhove, 3,573; Dr. Lattin, 4,544; Mr. McCormick, 4,124; Mr. Strandberg, 3,447; and Mr. Yuen, 4,672.

(4)

These amounts represent the aggregate dollar amounts recognized for financial statement reporting purposes in fiscal year 2008 for stock options granted to directors, disregarding an estimate of forfeitures related to vesting conditions. Accounting costs are determined, as required, under SFAS No. 123(R)). On each director’s initial election to the board, the director is granted an option to purchase 20,000 shares. On the anniversary of a director’s initial election to the board, each director is granted an option to purchase 5,000 shares. Accounting costs are determined, as required, under SFAS No. 123(R)). For a discussion of the assumptions we apply in calculating these amounts, see Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2008. Each Merix director was granted options during fiscal year 2008 with a grant date fair value as follows: Mr. Cheung, $0; Ms. Dyess, $29,350; Ms. Ellis, $0; Mr. Jobe, $25,350; Mr. Kerckhove, $40,250; Dr. Lattin, $28,300;

Mr. McCormick, $29,500; Mr. Strandberg, $39,450; and Mr. Yuen, $42,800. As of May 31, 2008, the total number of outstanding options held by each director was as follows: Mr. Cheung, 0; Ms. Dyess, 45,000; Ms. Ellis, 0; Mr. Jobe, 50,000; Mr. Kerckhove, 50,000; Dr. Lattin, 75,000; Mr. McCormick, 36,250; Mr. Strandberg, 80,000; and Mr. Yuen, 20,000.

(5)	Mr. Cheung declined to stand for re-election at the 2008 annual shareholder meeting.

(6)	Mr. Yuen was elected to the Board in April 2008.

Directors who are also employees of Merix receive no additional compensation for their services as directors. During fiscal year 2008, Mr. Burger was the only director who was an employee of the Company. Directors who are not employees of the Company receive cash compensation and equity compensation as described below. All directors are also reimbursed for reasonable and necessary travel, communications, and other out-of-pocket business expenses incurred in connection with their attendance at meetings, while on corporate business or for continuing education related to their board service. In addition, Merix indemnifies its directors for liability they may incur for serving in that capacity to the maximum extent permitted under the laws of the state of Oregon. Merix also advances expenses to its directors in connection with this indemnification.

Cash Compensation. Each non-employee director receives an annual cash retainer of $15,000. The chair of the Audit Committee and the Audit Committee Financial Expert each receives an annual cash retainer of $5,000 (unless the same person is serving as the chair of the Audit Committee and the Audit Committee Financial Expert, in which case he or she receives one annual cash retainer of $5,000 for both roles). Other committee chairs receive an annual cash retainer of $3,000. In addition, directors receive a fee of $2,000 for each meeting of the Board of Directors attended, members of the Audit Committee receive a fee of $1,500 for each meeting of the Audit Committee attended, and members of other committees receive a fee of $1,000 for each other committee meeting attended. The Chairman of the Board or relevant committee chair may, at his or her discretion, determine that a lesser fee shall be paid for attendance at meetings. All annual retainers are paid in equal quarterly calendar installments. Meeting attendance fees are paid in quarterly calendar installments. In addition, each director may defer a portion of his or her total annual cash compensation by making contributions a non-qualified deferred compensation plan.

Equity Compensation. In addition to retainers and Board and committee meeting attendance fees, Merix grants an option to purchase 20,000 shares to each non-employee director upon the director’s initial election to the Board of Directors and an option to purchase 5,000 shares on the anniversary of initial election to the Board. All options have a 10-year term, an exercise price equal to the fair market value of a share of Merix’s common stock on the date of grant and vest in four equal annual installments beginning on the first anniversary of the date of grant. In addition, each director receives a restricted stock award on initial election as a director and on the anniversary of such election. The number of restricted shares granted is determined by dividing $10,000, with respect to the initial stock award, or $20,000, with respect to the annual stock award, by the fair market value of a share of Merix’s common stock on the date of grant. The shares are fully vested at grant, but are subject to an agreement between Merix and each recipient prohibiting the sale or the disposition of such shares so long as the recipient remains a Merix director. The agreement also provides that any director who resigns from the Board without the consent of a majority of the Board of Directors then in office will forfeit all such stock awards.

Following is a summary of the compensation program for Merix’s non-employee directors, presented in a tabular format:

Option grant to each non-employee director upon initial election to the Board of Directors	20,000 shares

Annual option grant to each non-employee director	5,000 shares

Restricted stock award to each non-employee director upon initial election to the Board of Directors	$10,000

Annual restricted stock award to each non-employee director	$20,000

Annual retainer for each non-employee director	$15,000

Additional annual retainer for Audit Committee Chair	$5,000

Additional annual retainer for Audit Committee Financial Expert	$5,000

Additional annual retainer for other committee chairs	$3,000

Fee for Board of Directors meeting	$2,000

Fee for Audit Committee meeting	$1,500

Fee for other committee meetings	$1,000

Reimbursement of expenses attendant to board membership	Yes

Deferral of cash compensation pursuant to non-qualified deferred compensation plan	Yes

Director Stock Ownership Guidelines

In October 2006, the Board of Directors adopted stock ownership guidelines for the Board of Directors. Under those guidelines, directors have a share ownership guideline of at least two times the value of his or her aggregate annual director cash compensation, which, for continuing directors, must be met within five years of October 2006 (or after start of service as a director if after October 2006).

Appointment of Independent Registered Public Accounting Firm

The Audit Committee appointed Grant Thornton LLP to audit Merix’s financial statements for the fiscal year ending May 30, 2009. Grant Thornton LLP audited Merix’s financial statements for the year ended May 31, 2008 and also provided certain tax and audit-related services. Representatives of Grant Thornton LLP are expected to attend the annual meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

Independent Registered Public Accounting Firm’s Fees

Fees billed to Merix by Grant Thornton LLP in fiscal years 2008 and 2007, were approximately as follows:

	FY 2008 and 2007 Grant Thornton Fees
Services Rendered	FY 2008 Fees	FY 2007 Fees	Total Fees
Audit Fees(1)	$1,247,000	$1,970,000	$3,217,000
Audit-Related Fees(2)	58,000	17,000	75,000
Tax Fees(3)	—	—	—
All Other Fees	—	—	—

Total	$1,305,000	$1,987,000	$3,292,000

(1)	For professional services for auditing Merix’s annual financial statements and internal control over financial reporting (as required under Section 404 of the Sarbanes-Oxley Act of 2002) and reviewing the financial statements included in Merix’s Quarterly Reports on Form 10-Q. The following table shows the breakdown of the audit fees billed for each of these components. The fees for “Other Audit Services” are for professional services rendered related to certain registration statements filed by the Company.

	FY 2008 and 2007 Grant Thornton Audit Fees
Services Rendered	FY 2008 Fees	FY 2007 Fees	Total Fees
Annual financial statements audit	$1,025,000	$1,839,000	$2,864,000
Quarterly financial statements review	206,000	131,000	337,000
Other Audit Services	16,000		16,000

Total Audit Fees	$1,247,000	$1,970,000	$3,217,000

(2)	Audit-related fees comprise fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including the support of business acquisition and divestiture activities and independent assessment of controls related to outsourcing services. Fees in 2008 and 2007 are for audit services rendered in connection with the Company’s 401(k) plans, and in connection with an SEC Comment Letter in 2007.

(3)	For professional services rendered for tax compliance, tax advice and planning.

The Audit Committee may pre-approve audit-related and permissible non-audit services to be performed by Merix’s independent registered public accounting firm. In addition, engagements may be pre-approved pursuant to pre-approval policies and procedures so long as the policies and procedures are detailed as to the particular service and the Audit Committee is informed on a timely basis of any engagement entered into on that basis. For fiscal 2008, the Audit Committee pre-approved all audit-related and non-audit related services to be performed by Merix’s independent registered public accounting firm.

Resignation of Former Independent Registered Public Accounting Firm

On August 29, 2006, PricewaterhouseCoopers LLP (“PWC”), our independent registered public accounting firm for fiscal year 2006, notified us that PWC has declined to stand for re-appointment as our independent registered public accounting firm for the year ending May 26, 2007.

The report of PWC on our consolidated financial statements for the fiscal year ended May 27, 2006 did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended May 27, 2006, and through August 29, 2006, there have been no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except as follows. Our Annual Report on Form 10-K for the year ended May 27, 2006, which includes the consolidated financial statements as of May 27, 2006 and May 28, 2005 and for each of the three years in the period ended May 27, 2006 (the “2006 annual consolidated financial statements”) filed on August 24, 2006 (the “2006 Form 10-K”), contained an adverse opinion from PWC with respect to the effectiveness of our internal control over financial reporting as of May 27, 2006. PWC identified the following material weaknesses in its report as identified by management in its assessment of our internal controls over financial reporting:

(1) Merix did not maintain a sufficient complement of personnel to maintain an appropriate accounting and financial reporting organizational structure to support its activities. Specifically, Merix did not maintain personnel with an appropriate level of accounting knowledge, experience and training in the selection, application and implementation of generally accepted accounting principles with respect to: (i) stock-based compensation, (ii) external financial reporting including income tax disclosures, (iii) accrued liabilities, and

(iv) classification of assets held-for-sale. This material weakness resulted in audit adjustments to Merix’s 2006 annual consolidated financial statements and contributed to the following material weakness discussed in (2) below. Additionally, this control deficiency could result in a misstatement of substantially all accounts and disclosures that would result in a material misstatement to the interim or annual consolidated financial statements that would not be prevented or detected. Accordingly, management determined that this control deficiency constitutes a material weakness.

(2) Merix did not maintain effective controls over the completeness, accuracy and disclosure of segment information. Specifically, controls over segment reporting were not effective to ensure that disclosures were determined in accordance with generally accepted accounting principles. This control deficiency resulted in an audit adjustment to the required disclosure included in the notes to Merix’s 2006 annual consolidated financial statements. Additionally, this control deficiency could result in a misstatement of segment disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Additionally, this control deficiency could result in a misstatement of segment information that would result in a material misstatement to the interim or annual consolidated financial statements that would not be prevented or detected. Accordingly, management determined that this control deficiency constitutes a material weakness.

The foregoing material weaknesses were considered by PWC in determining the nature, timing, and extent of audit tests applied in PWC’s audit of the 2006 annual consolidated financial statements. PWC’s opinion regarding the effectiveness of the Company’s internal control over financial reporting did not affect their opinion on those consolidated financial statements.

During the fiscal year ended May 27, 2006, and through August 29, 2006, there have been no disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PWC, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the financial statements for such year, except that our management and Audit Committee initially disagreed with PWC’s conclusion that we were to report segment information. We subsequently identified operating segments in accordance with Statement of Financial Accounting Standards No. 131 “Disclosures about Segments of an Enterprise and Related Information,” and reported segment information for our Oregon, San Jose, California, and Asian operations, as applicable, for the fiscal year ended May 27, 2006. Our financial statements included in the 2006 Form 10-K disclose three reportable business segments, which resolved the disagreement.

Our management and Audit Committee discussed the disagreement and reportable events described above with PWC. We authorized PWC to respond fully to the inquiries of the successor independent registered public accounting firm concerning such matters.

We provided PWC with a copy of the disclosures contained in the Form 8-K, filed with the SEC on September 1, 2006 and requested PWC to furnish a letter addressed to the SEC stating whether it agrees with the statements made by us, and, if not, identifying the statements with which it does not agree. PWC’s letter is filed as an exhibit to the Form 8-K.

Selection of Grant Thornton LLP

In April 2006, the Audit Committee commenced a process to evaluate possible independent registered public accountants for its fiscal year 2007. This process, which included evaluation of our incumbent independent registered public accountant and a number of other accounting firms, culminated with the Audit Committee’s decision on September 19, 2006, to engage Grant Thornton LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending May 26, 2007.

During our fiscal year ended May 27, 2006 and during the subsequent interim period ended September 18, 2006, we did not consult with Grant Thornton LLP regarding (i) either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement or a reportable event (each as described in Item 304(a)(1)(iv) and (v) of Regulation S-K) in connection with the performance of services by our former independent registered public accounting firm.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures For Approving Transactions With Related Persons

The Audit Committee of the Board of Directors has the responsibility to review and approve related person transactions, either in advance or when we become aware of a related person transaction that was not reviewed and approved in advance, but neither the Audit Committee nor the Board of Directors has adopted a written policy or procedures specifically governing the approval of transactions with related persons.

Transactions with Related Persons

Todd Robinson, the brother of R. Steven Robinson, Executive Vice President of Global Operations, is employed by Merix as an Engineering Director. He received total compensation of approximately $275,425 during the fiscal year ended May 31, 2008.

EXECUTIVE OFFICERS

Information regarding each of our current executive officers is provided below.

Michael D. Burger, Age 50

Mr. Burger is Merix’s President and Chief Executive Officer and has served in this position since joining Merix in April 2007. He was President of the Components Business Unit of Flextronics Corporation, a world-wide electronic manufacturing services provider, from November 2004 to April 2007. Prior to joining Flextronics, Mr. Burger served as President and a member of the Board of Directors of Zilog Corporation, a leading producer of processor-based semiconductors, from November 1998 to November 2004. Prior to his tenure at Zilog, he was the Vice President and Managing Director of National Semiconductor’s Asia Pacific Division, based in Hong Kong. He holds an engineering degree from New Mexico State University and pursued postgraduate work in business from Stanford University.

Kelly E. Lang, Age 46

Mr. Lang is the Company’s Executive Vice President, Finance, and its Chief Financial Officer. Mr. Lang has served in this position since he joined Merix in July 2006. Prior to joining Merix, Mr. Lang was Vice President, Capital Investment and Business Integration at Schnitzer Steel Industries, Inc., a metals recycling and steel manufacturing company, from August 2005 to June 2006, and served as its Vice President, Corporate Controller from September 1999 to August 2005. Prior to his tenure at Schnitzer Steel Industries, Mr. Lang served as Vice President, Finance, at Tektronix, Inc., a leading producer of electronic test, measurement and monitoring products and technologies, from September 1996 to September 1999, and as Treasurer and Director of Investor Relations for Crown Pacific Management L.P., a timber and wood products company, from November 1994 to September 1996, where his responsibilities also included SEC reporting and planning and budgeting responsibilities. Mr. Lang is a former CPA, having begun his career with PricewaterhouseCoopers.

Thomas R. Ingham, Age 53

Mr. Ingham is Merix’s Executive Vice President, Global Sales and Marketing. Mr. Ingham joined Merix in February 2005 as its Director of Quick-Turn Sales, and has held his present position since August 2005. Prior to joining Merix, Mr. Ingham was Senior Vice President of Sales for Dynamic Details, Inc., an Anaheim, California-based market leader in the design and engineering of time-critical printed circuit boards, from September, 1996 until February 2004. Prior to his tenure at Dynamic Details, Mr. Ingham served as Vice President of Sales (Western Region) with Insulectro, Inc., of Lake Forest, California, a supplier of electronic materials for printed circuit board fabrication, from January 1984 to September 1996. Mr. Ingham has over 25 years of sales and marketing experience in the printed circuit board industry.

Linda V. Moore, Age 61

Ms. Moore has served as Merix’s Executive Vice President, Global Human Resources and General Counsel since joining Merix in April 2007. She was previously Chief Operating Officer and General Counsel of Mobius Photonics, Inc., a provider of fiber-based laser products, from November 2006 to January 2007. Prior to her tenure at Mobius Photonics, she held executive positions with Solectron Corporation from January 2004 to October 2006. Before joining Solectron Corporation, Ms. Moore was Senior Vice President and General Counsel of Phoenix Technologies Ltd., a systems software company, from November 1999 to November 2003 and was Vice President and General Counsel of Enhancement Technologies, Inc., a telecommunications and VoIP distributor, from September 1998 to August 1999. From February 1989 to July 1998, Ms. Moore served as General Counsel of Jabil Circuits, Inc. Ms. Moore has over 25 years of high technology experience in the United States, Europe and Asia.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Our Compensation Programs

The Board of Directors and the Human Resources and Compensation Committee (“HRC Committee”) believe that compensation for Merix’s named executive officers should be tied to corporate performance. Merix has developed a total compensation strategy that ties a significant portion of named executive officer compensation to Merix’s financial performance in a way that recognizes the cyclic nature of Merix’s business. The primary objectives of the executive compensation program are to:

•	attract and retain talented executives;

•	motivate named executive officers to achieve long term business strategies while achieving near term financial targets; and

•	align named executive officer compensation with shareholder value.

Merix intends to provide its executives with a total compensation package that provides competitive levels of compensation.

How We Set Compensation

Merix has annual and long term incentive compensation programs for its named executive officers that are designed to offer compensation that is competitive with compensation offered by competitors and companies of similar size and complexity within the electronics and similar industries. The HRC Committee generally designs Merix executive compensation to be comparable to the 50th-75th percentile of its peer group for total compensation for years in which we achieve strong performance and below average total compensation for years where the performance is below average. We believe that these levels will enable us to attract, retain and motivate executives of high quality, while at the same time keep our overall compensation levels near the median for our peer group.

The HRC Committee awarded compensation to the named executive officers for fiscal year 2008 based on its review and analysis of their positions, responsibilities and performance as well as their anticipated responsibilities and potential contributions to growth in stockholder value. The HRC Committee analyzed the Company’s performance relative to peer companies, and the compensation comparables of peer companies, in validating its conclusions. For fiscal year 2008, the HRC Committed also reviewed compensation data available in the Radford Executive Survey and publicly available compensation data from TTM Technologies, Inc. and Precision Castparts Corporation, peer organizations with revenue comparable to Merix, or are in a similar industry, or within the Merix’s geographic area. In addition, the HRC Committee considered publicly available compensation data from organizations and industries from which Merix had previously identified, or is likely in the future to identify, executive candidates.

After analysis of this and other information, the HRC Committee sets the base salary, incentive compensation target, stock option grants and other equity awards for each of the named executive officers.

In establishing the compensation of our named executive officers, we based the amounts primarily on the market data and advice provided by the HRC Committee members, the individual performance of each named executive officer in recent periods, and each named executive officer’s level of responsibility for Merix’s key objectives and potential for future responsibility and promotion. We also examined the outstanding stock options and restricted stock held by such executive officer for the purpose of considering both whether their current level of equity compensation is competitive and also the retention value of additional equity awards. In addition, the Chief Executive Officer may make recommendations to the HRC Committee with regard to the compensation of other executive officers, but all such recommendations are non-binding on the Committee.

The HRC Committee reviewed each element of executive compensation for fiscal year 2008, including the compensation for the Chief Executive Officer, and the aggregate value of such compensation and determined that such compensation is reasonable and in the best interests of Merix shareholders.

The following table sets forth the percentage of each named executive officer’s total compensation that was paid in the form of base salary and cash incentive awards for fiscal year 2008, based on the amount reported as “Total Compensation” in the Summary Compensation Table:

Name	Percentage of Total Compensation
Michael D. Burger(1)	57%
Thomas R. Ingham	82%
Kelly E. Lang	83%
Linda V. Moore	71%
Daniel T. Olson(2)	9%
R. Steven Robinson(3)	44%

(1)	The variance, in percentage terms, between the total of Mr. Burger’s base salary and cash incentive awards and his total compensation for fiscal year 2008, relative to other named executive officers, is largely the result of the Company’s payment of relocation expenses and reimbursement of taxes paid on those relocation payments during fiscal year 2008. See note (1) to the Summary Compensation Table on page 26 below.

(2)	The variance, in percentage terms, between the total of Mr. Olson’s base salary and cash incentive awards and his total compensation for fiscal year 2008 results from the Company’s payment of severance benefits to Mr. Olson. The severance payment was the main component of Mr. Olson’s total compensation in fiscal year 2008. See note (8) to the Summary Compensation Table on page 26 below.

(3)	The variance, in percentage terms, between the total of Mr. Robinson’s base salary and cash incentive awards and his total compensation for fiscal year 2008 results from the Company’s payment of severance benefits to Mr. Robinson. The severance payment was the main component of Mr. Robinson’s total compensation in fiscal year 2008. See note (10) to the Summary Compensation Table on page 27 below.

Elements of Compensation

Merix’s compensation program for its named executive officers consists of:

•	base salary and benefits,

•	cash bonuses under the annual Executive Cash Incentive Plan, and

•	the long-term, equity-based incentive program.

The HRC Committee’s objective is to pay Merix’s named executive officers total annual compensation, including incentive awards, rather than base salary alone, that appropriately reflects Merix’s performance and each executive officer’s performance and contribution.

Merix makes annual matching contributions to Merix’s 401(k) Plan and pays Group Term Life Insurance premiums for each of its executive officers on the same basis as for all regular employees of Merix who satisfy eligibility requirements. In addition, Merix’s executive officers are eligible to participate in Merix’s health and welfare and other employee benefit plans that are available on the same basis to all regular employees of Merix who satisfy eligibility requirements.

Base Salaries and Benefits. The HRC Committee initially establishes base salaries for the Chief Executive Officer and other named executive officers based on the responsibilities of the position, the experience of the individual, the relative pay among Merix’s executives and the base salaries and total compensation for comparable positions at companies in Merix’s peer group. The HRC Committee generally intends initial base salaries to be low relative to market. However, the HRC Committee sets a relatively higher base salary for those Merix executives who fill more than one distinct and unrelated role in recognition of the additional difficulty of those positions.

The HRC Committee considers annual salary adjustments by evaluating the performance of the Company, the performance of the executive officer, including the Chief Executive Officer, and whether or not the scope of the job has changed. For executive officers other than the Chief Executive Officer, the Chief Executive Officer recommends annual compensation adjustments, and the HRC Committee establishes the amount of such adjustments. The HRC Committee targets base salary increases that are high relative to the Merix peer group for very strong Company and individual performance and low to zero for Company and individual performance that is less than desired.

Merix provides limited personal benefits to some of its named executive officers consisting of a car allowance for some executives based in the U. S. and, for executives who relocate outside the U. S., reimbursement for a number of personal expenses related to additional costs associated with relocation and living overseas. In addition, the named executive officers can defer compensation into a nonqualified deferred compensation plan.

Annual Incentive Compensation—Executive Incentive Plan. Merix’s executive officers, including the Chief Executive Officer, are eligible to participate in Merix’s Executive Incentive Plan. At the beginning of each fiscal year, the Board of Directors determines whether to adopt a plan for that year. If the Board adopts an Executive Incentive Plan for a fiscal year, the HRC Committee sets performance objectives for payments under the Plan that are reviewed by the full Board of Directors.

The Board of Directors implemented an Economic Value Added (“EVA”) based system for determining incentive compensation for fiscal year 2008. This is an annual cash incentive compensation plan that closely ties executive compensation to Merix’s performance. The EVA based system rewards executives significantly for years in which Merix has strong performance, but produces little or no reward in other years.

The EVA concept was developed by Stern Stewart & Co. (“Stern Stewart”) and is widely used to measure financial performance by comparing company-wide performance goals against actual financial accomplishments.

In essence, target bonuses for a particular fiscal year are determined by calculating the company’s net operating profit, minus an appropriate charge for the opportunity cost of all capital invested in achieving that profit, and then comparing that result to company-wide financial objectives.

Under Merix’s EVA implementation, executive incentive compensation is more closely linked to, and more accurately reflects, shareholder expectations of performance on a company-wide basis. Moreover, since each executive’s incentive compensation is determined by reference to the same company-wide objectives as each other executive, the system enhances a teamwork approach to meeting objectives that is not necessarily present, or as strongly emphasized, in compensation systems based on individual performance targets. Finally, the implemented system provides consistency and accountability across fiscal years through the effect of a “bonus bank” concept, described below.

Fiscal year 2008 company-wide financial objectives for target incentive compensation were established under the Merix EVA system, in consultation with Stern Stewart, and are derived from the Board’s approval of the Company’s financial objectives for the fiscal year. The approved Company objectives, and the derived target financial objectives, are intended to be realistic but difficult to achieve, so as to place the payment of incentive compensation at significant risk. If the target financial objectives are achieved, each named executive achieves a target bonus that is expressed as a percentage of that executive’s salary. All named executives, other than the Chief Executive Officer, receive the same percentage of salary for meeting the established target financial objectives; while the Chief Executive Officer’s incentive compensation amount, and the percentage of salary from which it is derived, differs from the other named executives, the Chief Executive Officer receives incentive compensation only if and to the same relative degree as do the other named executives.

Pursuant to the EVA formula, target incentive compensation increases for truly exceptional performance that exceeds the established target objectives. On the other hand, if the target financial objectives are not met, the degree to which they are not met under the EVA formula results in a uniform, steeply declining corresponding incentive percentage for all named executives. Depending on the extent to which target objectives are not realized, the named executives could achieve no incentive compensation at all for the fiscal year. Instead, as described below, the bonus bank account established for each named executive is credited with a negative number that must be “earned out” by meeting subsequent year objectives.

Under the “bonus bank” component of the Merix EVA plan, an account is established for each named executive that reflects the Company’s performance in previous years relative to the target financial objectives for those years. For example, if the Company fails to achieve its target objectives for a particular fiscal year, the bonus bank account for each named executive will be credited with a negative number. If the balance in the bonus bank account is a negative number because the Company has not met its target financial objectives in previous years, the negative balance will increase. However, in any fiscal year that the Company achieves its target financial objectives for that fiscal year, each named executive will receive a specified portion of the incentive compensation declared for that fiscal year. The remainder of the compensation award is not paid out, but is instead applied to the negative account balance in the bonus bank to reduce the negative balance. After the negative balance is eliminated by application of the compensation award, if the Company meets its financial objectives in a particular fiscal year, a portion of each executive’s compensation award declared for that fiscal year will be credited to his or her bank account, and the executive’s account will reflect a positive balance. A positive account balance likewise will be reduced by any negative number subsequently credited to the account for a fiscal year in which the Company fails to meet its target objectives.

The application of the formula for not meeting the target financial objectives for a current fiscal year, coupled with the plan’s bonus bank feature for tracking prior year performance, ensures that executive performance is normalized year over year and is not unduly rewarded for exceptional performance in a single year.

The target performance objectives approved by the HRC Committee for Merix’s fiscal year 2008 Executive Incentive Plan were not met. Because of the Company’s failure to meet those target performance objectives, the named executive officers did not receive any annual incentive compensation.

Long Term Incentive Compensation—Equity Compensation. Merix’s Chief Executive Officer and other named executive officers are eligible to receive equity compensation awards under Merix’s 2006 Equity Incentive Plan, which was approved by the shareholders at the 2006 annual meeting of shareholders in October 2006 and replaced Merix’s 1994 Stock Incentive Plan on that date.

The HRC Committee makes equity compensation awards to the named executive officers based on their respective contributions to Merix’s strategic success. In determining the size of awards, the HRC Committee considers market data for comparable positions at peer companies, the number of shares and percentage ownership of Merix represented by the shares, potential dilution represented by the awards and the valuation and expense associated with the awards. Merix’s equity compensation plans help link executive and employee compensation to the achievement of Merix’s long-term business strategies and provide a long-term focus and align executive and employee interests with the interests of Merix shareholders.

The HRC Committee approves all grants of equity compensation to Merix’s named executive officers. The HRC Committee generally approved equity compensation awards at regularly scheduled meetings. Grants of equity compensation to other Merix employees are approved by Merix’s Chief Executive Officer acting pursuant to authority delegated by the HRC Committee, which includes specific limitations on the size of awards by job position. All equity compensation grants are approved on or before their respective grant dates and priced at the closing price of Merix’s common stock on the date of grant.

For fiscal year 2007, in addition to the award of restricted stock and of stock options on the Company’s customary basis of time-based vesting, the HRC Committee determined to award stock options the Chief Executive Officer and other executive officers with vesting based on the achievement of specific performance goals that expired if such goals were not achieved. Under the 2007 plan, the HRC Committee granted performance-vesting options that vested with respect to 25% of the shares subject to the options on the achievement of specified EBITDA targets. The addition of performance vesting option awards to the Company’s traditional time-based equity compensation approach was a unique, one-time special incentive effort to create an equity compensation system that employed performance vesting as an incentive tool, while providing retention benefits through time-based vesting. For fiscal year 2007, the EBITDA target was $57.4 million. Merix’s actual EBITDA, however, was $(44.3) million, so that portion of the named executive officers’ awarded options subject to performance vesting failed to vest and expired.

For fiscal year 2008, the HRC Committee determined that the Company’s equity compensation plan should revert to the traditional practice of granting stock options and restricted stock awards with time-based vesting to the Chief Executive Officer and other named executive officers. These awards generally vest in four equal annual installments on the beginning on the first anniversary of the grant date.

Stock Ownership Guidelines for Executive Officers

In October 2006, the HRC Committee adopted stock ownership guidelines for Merix’s executive officers. The guidelines were revised by the HRC Committee in June 2007. Under those guidelines, executive officers have a share ownership guideline of at least the same value as his or her annual base salary, except for the Chief Executive Officer, whose share ownership must be at least the same value as two times his or her annual base salary. For continuing executive officers, the guidelines must be met within seven (7) years of June 2007.

Corporate Tax Deduction on Compensation in Excess of $1 Million per Year

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that a company may deduct for compensation paid to its directors, executive officers and its four other most highly compensated executive officers. Merix anticipates that the levels of salary and bonus it pays will not generally exceed that limit. Under Section 162(m) regulations, the $1,000,000 cap on deductibility does not apply to qualified performance-based compensation, which includes compensation received through the exercise of stock options and other qualified performance-based compensation that meet certain requirements. Merix’s current policy is generally to grant stock options and other qualified performance-based compensation that meet the deductibility requirements of such regulations, when practicable.

For individual tax purposes, Merix typically permits its named executive officers to tender shares to cover taxes resulting from the vesting of restricted stock awards. We do not generally provide tax assistance for tax obligations with respect to amounts earned by named executive officers under other types of equity compensation, the Executive Incentive Plan or other elements of compensation.

Pre-Set Diversification Plans

Merix permits its executive officers to enter into pre-set diversification plans established according to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with an independent broker-dealer to enable them to recognize the value of their compensation and diversify their holdings of our stock during periods in which they might otherwise not be able to buy or sell our stock because important information about us had not been publicly released. These plans include specific instructions for the broker to exercise options or sell stock on behalf of the executive officer if our stock price reaches a specified level or certain events occur. The executive officer no longer controls the decision to exercise or sell the securities in the plan. Generally, when our executive officers establish these plans they are publicly disclosed in a current report to the SEC. Currently, no named executive officers have Rule 10b5-1 plans in place.

Change-in-Control Severance Payments

Merix has entered into written severance agreements with its named executive officers pursuant to which they will receive severance benefits in the event their employment terminates other than for cause or as a result of death or disability and additional severance benefits in the event their employment terminates within 24 months following a change in control of Merix. Merix entered into these agreements to induce these executives to remain employed and focused on the best interests of our shareholders, including in the event of a change in control. These potential payments are discussed further below under Severance and Change of Control Agreements.

SUMMARY COMPENSATION TABLE

FOR FISCAL YEARS 2008 AND 2007

The following table sets forth information regarding compensation for each of Merix’s named executive officers for fiscal year 2008. All numbers are rounded to the nearest dollar.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (12)($)	Option Awards (13)($)	Non-Equity Incentive Plan Compensation (14)($)	All Other Compensation ($)		Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	Total ($)
Michael D. Burger	2008	600,000	0		44,480	106,002	0	302,360	(1)	—	1,052,842
President and Chief Executive Officer	2007	50,769	720,000	(2)	23,854	35,910	0	1,418	(3)	—	831,951

Thomas R. Ingham(15)	2008	280,836	0		11,564	28,267	0	21,974	(4)	—	342,641
Executive Vice President, Global Sales & Marketing

Kelly E. Lang	2008	294,890	0		24,114	28,267	0	8,761	(5)	—	356,032
Executive Vice President, Finance and Chief Financial Officer	2007	220,234	85,064	(2)	21,524	162,970	39,750	20,998	(6)	—	550,540

Linda V. Moore(15)	2008	260,102	0		29,787	51,094	0	23,383	(7)	—	364,366
Executive Vice President, Global Human Resources and General Counsel

Daniel T. Olson	2008	58,846	0		70,174	0	0	498,474	(8)	—	627,494
Former CEO, Merix Asia	2007	305,462	0		48,849	70,691	0	354,928	(9)	—	779,930

R. Steven Robinson	2008	293,000	0		0	0	0	374,995	(10)	—	667,995
Former Executive Vice President, Global Operations	2007	293,077	0		34,752	58,369	81,250	13,393	(11)	—	480,841

(1)	Consists of relocation expense payment of $207,387, payment of $86,856 for income tax incurred by the officer in respect of his receipt of the relocation expense payment, premiums for medical, dental, accidental death and dismemberment, short term disability, group term life insurance, and payments to the officer’s flexible spending account.

(2)	Consists of a hiring bonus.

(3)	Consists of group term life insurance and medical and dental insurance premiums.

(4)	Consists of a car allowance, the Company’s contribution of $5,190 under its 401(k) Plan, premiums for medical, dental, accidental death and dismemberment, short term disability, group term life insurance, and payments to the officer’s flexible spending account.

(5)	Consists of $5,928 contributed by Merix under its 401(k) plan, premiums for medical, dental, accidental death and dismemberment, short term disability, group term life insurance, and payments to the officer’s flexible spending account.

(6)	Consists of $7,578 contributed by Merix under its 401(k) Plan, and premiums for medical, dental and group term life insurance.

(7)	Consists of 7,433 contributed by Merix under its 401(k) plan, relocation expense payment of $10,244, a payment of $1,393 for income tax incurred by the officer in respect of her receipt of the relocation expense payment, premiums for medical, dental, accidental death and dismemberment, short term disability, group term life insurance, and payments to officer’s flexible spending account. Ms. Moore joined the Company as its Executive Vice President, Global Human Resources and General Counsel, in April 2007.

(8)	Consists of $384,162 in severance, $1,525 contributed by Merix under its 401(k) Plan, payment of medical, dental and group term life insurance premiums, $88,136 in taxable expatriate fringe benefits, payment of $1,278 for income tax incurred by the officer, a lump sum deferred compensation payment of $23,186.

(9)

Consists of $6,481 contributed by Merix under its 401(k) Plan, payment of medical, dental and group term life insurance premiums, $24,000 for cost of living allowance, $1,000 for tax return preparation fees, $208,947 for housing and utilities, $1,160 for medical expenses, $874 for cost of visas for family, $53,319 for airfare for family, $1,105 for transportation costs for child to attend school, $2,330 for club memberships, $23,357 reimbursement for Hong Kong income taxes, $13,141 reimbursement for loss on sale of boat, and $4,774 reimbursement for FICA taxes.

(10)	Consists of $346,162 in severance, a car allowance, premiums for medical, dental, accidental death and dismemberment, short term disability, group term life insurance, and payments to the officer’s flexible spending account.

(11)	Consists of $520 contributed by Merix under its 401(k) Plan, and payment of medical, dental and group term life insurance premiums.

(12)	These amounts reflect the expense taken in fiscal 2008 for restricted stock awards, disregarding an estimate of forfeitures related to vesting conditions. Accounting costs are determined, as required, under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.” For a discussion of the assumptions we apply in calculating these amounts, see Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2008.

(13)	These amounts reflect the expense taken in fiscal 2007 for stock option awards, disregarding an estimate of forfeitures related to vesting conditions. Accounting costs are determined, as required, under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.” For a discussion of the assumptions we apply in calculating these amounts, see Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2008.

(14)	All compensation set forth in this column consists of bonus payments received under the fiscal year 2007 Executive Incentive Plan for successful ERP system implementation.

(15)	Mr. Ingham and Ms. Moore were not named executive officers in the Company’s Proxy Statement for fiscal year 2007. Therefore, in accordance with SEC rules, the table above does not provide fiscal year 2007 data for either of them.

FISCAL YEAR 2008 GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding grants of plan-based awards for each of Merix’s named executive officers for fiscal year 2008.

Name	Type of Award	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael D. Burger	Annual Incentive Plan			—	—	—	—	—	—
	Nonqualified Stock Option	7/10/2007	7/10/2007								75,000	7.99	599,250
	Restricted Stock	7/10/2007	7/10/2007							25,000		7.99	199,750
Thomas R. Ingham	Annual Incentive Plan			—	—	—	—	—	—
	Nonqualified Stock Option	7/10/2007	7/10/2007								20,000	7.99	159,800
	Restricted Stock	7/10/2007	7/10/2007							6,500		7.99	51,935
Kelly E. Lang	Annual Incentive Plan			—	—	—	—	—	—
	Nonqualified Stock Option	7/10/2007	7/10/2007								20,000	7.99	159,800
	Restricted Stock	7/10/2007	7/10/2007							6,500		7.99	51,935
Linda V. Moore	Annual Incentive Plan			—	—	—	—	—	—
	Nonqualified Stock Option	8/30/2007	8/30/2007								25,000	6.04	151,000
	Nonqualified Stock Option	7/10/2007	7/10/2007								20,000	7.99	159,800
	Restricted Stock	8/30/2007	8/30/2007							5,000		6.04	30,200
	Restricted Stock	7/10/2007	7/10/2007							6,500		7.99	51,935
Daniel T. Olson	Annual Incentive Plan			—	—	—	—	—	—
	Nonqualified Stock Option	—
	Restricted Stock	—

Name	Type of Award	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Steven Robinson	Annual Incentive Plan			—	—	—	—	—	—
	Nonqualified Stock Option	—
	Restricted Stock	—

(1)	Awards included in these columns provide for only a single estimated payout, which estimated amount is reported in the “Target” column.

Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

The following narrative discusses the material information necessary to understand the information in the tables above.

Michael Burger joined Merix as its Chief Executive Officer effective April 30, 2007. Daniel Olson, former CEO of Merix Asia, left the Company as of October 1, 2007. R. Steven Robinson resigned from the Company as of February 26, 2008. Termination payments made to Messrs. Olson and Robinson are discussed below under Severance and Change of Control Agreements.

Merix has entered into Executive Severance and Noncompetition Agreement with its named executive officers. The benefits payable under these agreements are described under Severance and Change of Control Agreements. Merix’s named executive officers are generally compensated pursuant to informal compensation arrangements that are documented only by an offer letter in substantially the form filed as an exhibit to the Merix Annual Report on Form 10-K for fiscal year 2008. However, Mr. Olson’s compensation arrangement with Merix was modified to provide for additional compensation and benefits with respect to his expatriate position as CEO, Merix Asia, which are detailed in notes (8) and (9) to the Summary Compensation Table, and to provide for a three-month notice requirement for Mr. Olson or Merix to terminate his employment without Cause.

The compensation expense reflected in the Option Awards and Stock Awards columns of the Summary Compensation Table relates to options and restricted stock awards, respectively, granted under the 2006 Equity Incentive Plan, which was adopted by our Board of Directors in August 2006. Options and restricted stock awards granted to Merix’s named executive officers under the 2006 Equity Incentive Plan are nonqualified stock options and generally vest in equal annual installments on each of the first four anniversaries of the grant date. The amounts included in the Option Awards and Stock Awards columns of the Summary Compensation Table do not reflect the value of stock options and stock awards that were not vested on the termination of employment and that were forfeited. Vested options generally expire on the earlier of seven years from the date of grant or three months after termination of employment with Merix.

The named executive officers can defer a portion of their compensation under a nonqualified deferred compensation plan as discussed further below.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table provides information regarding the number and estimated value of outstanding stock options and unvested stock awards held by each of Merix’s named executive officers at 2008 fiscal year-end.

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)					Service-Based Equity Awards
		Exercisable	Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael D. Burger	4/26/2007	67,500	202,500		7.75	4/26/2014
	7/10/2007	0	75,000		7.99	7/10/2014
	4/26/2007						150,000	375,000
	7/10/2007						25,000	62,500

Thomas R. Ingham	6/25/2005	3,750	7,500		5.80	6/25/2009
	7/10/2007	0	20,000		7.99	7/10/2014
	2/24/2006	1,375	2,750		9.30	2/24/2013
	7/14/2006	3,750	11,250		11.13	7/14/2013
	8/12/2005						1,333	3,333
	2/24/2006						874	2,185
	7/14/2006						3,750	9,375
	7/10/2007						6,500	16,250

Kelly E. Lang	7/31/2006	18,750	75,000		10.51	7/31/2013
	7/10/2007	0	20,000		7.99	7/10/2014
	7/31/2006						7,500	18,750
	7/10/2007						6,500	16,250

Linda V. Moore	4/23/2007	12,500	37,500		7.93	4/23/2014
	7/10/2007	0	20,000		7.99	7/10/2014
	8/30/2007	0	25,000		6.04	8/30/2014
	4/23/2007						3,750	9,375
	7/10/2007						6,500	16,250
	8/30/2007						5,000	12,500

Daniel T. Olson(2)	—

R. Steven Robinson(2)	—

(1)	All option shares vest in equal annual installments on each of the first four anniversaries of the grant date.

(2)	All Option Awards made to Messrs. Olson and Robinson were exercised or forfeit as of the end of fiscal year 2008. No stock awards remained unvested with respect to any of the foregoing individuals as of fiscal year end.

FISCAL YEAR 2008 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding stock option exercises and stock awards vesting for each of Merix’s named executive officers during fiscal year 2008.

Name of Executive Officer	Type of Award	Option Awards		Stock Awards
		Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
Michael D. Burger	Non-qualified option	0	0
	Restricted stock			0	0

Thomas R. Ingham	Non-qualified option	0	0
	Restricted stock			2,355	15,867

Kelly E. Lang	Non-qualified option	0	0
	Restricted stock			2,500	18,825

Linda V. Moore	Non-qualified option	0	0
	Restricted stock			1,250	2,350

Daniel T. Olson	Non-qualified option	0	0
	Restricted stock			8,894	70,174

R. Steven Robinson	Non-qualified option	0	0
	Restricted stock			3,876	24,641

FISCAL YEAR 2008 NONQUALIFIED DEFERRED COMPENSATION

The following table provides information for each of Merix’s named executive officers regarding nonqualified defined contribution and other deferred compensation plans.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Merix Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Michael D. Burger	0	0	0	0	0
Thomas R. Ingham	26,936	0	1,581	0	39,499
Kelly E. Lang	7,775	0	367	0	9,154
Linda V. Moore	6,256	0	182	0	6,619
Daniel T. Olson	4,000	0	803	23,186	0
R. Steven Robinson	0	0	0	0	0

(1)	Executive contributions are also included in the Summary Compensation Table. Contributions made in fiscal year 2007 by Messrs. Lang and Olson were included in the Summary Compensation Table of the Company’s Fiscal Year 2007 Definitive Proxy Statement.

(2)	None of the amounts reported in this column are reported in the Summary Compensation Table on page 26.

Under the Merix Corporation Deferred Compensation Plan, which Merix adopted effective September 1, 2006, each of the named executive officers may defer a portion of the total of his or her base salary and amounts payable under the Executive Incentive Plan. From time to time Merix will credit each participant’s account with interest based on the balance in the account. The applicable interest rate currently is 6.15%. Merix may determine the interest rate and method used to determine the amount to be credited to each account for subsequent years in its sole and absolute discretion. Each participant will receive payments under this plan in a lump sum in January of the year specified in the participant’s election form. These payments will accelerate in certain circumstances. In the event a participant separates from service, the participant will receive this payment on the later of January of the year following the year in which the separation from service occurs and six months after the separation from service (other than for death or disability). In the event of a change in control of Merix, a participant will receive payment 60 days following the change in control.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

Merix has entered into Executive Severance and Noncompetition Agreements with Mr. Burger, Mr. Ingham, Mr. Lang, Ms. Moore, Mr. Olson and Mr. Robinson, pursuant to which the executives will receive (or in the case of Messrs. Olson and Robinson, have received) severance benefits upon the termination of their employment by Merix other than for cause (as defined below), death or disability. In the event of a termination of employment other than for cause, death or disability, the executive would receive a lump sum payment equal to (i) his annual base pay, (ii) an amount equal to the cost of extending the executive’s health benefits for 18 months after termination under COBRA continuation laws, and (iii) $12,500 towards outplacement benefits. In addition, the executive would receive a lump sum payment equal to the greater of 50% of the executive’s targeted bonus under Merix’s annual cash incentive plan or a prorated amount representing the portion of the plan year during which the executive was a participant. Such payment would be made at the time Merix pays bonuses to all plan participants, unless the executive elects to receive 50% of the targeted bonus, in which case, the payment would be made within 20 days of the election. If an executive is terminated other than for cause, death or disability, or the executive terminates for good reason, within 24 months following a change of control of Merix (as defined below), the executive would receive, in addition to the severance benefits described above, a lump sum payment equal to (i) his annual base salary and (ii) an additional portion of his targeted cash bonus such that he receives 100% of the targeted bonus in total. In addition, Merix would maintain a life insurance policy for the benefit of the executive for a period of 18 months with coverage equal to two times his annual salary, or, at the executive’s election, pay him a lump sum equal to the cost of the premiums Merix would pay to maintain such coverage. The executive would also receive accelerated vesting of all stock options and bonus stock awards and extension of the option exercise period until two years following the date of termination. Such benefits would be capped, if necessary, to prevent the payments from becoming “parachute payments” under Section 280G(b)(2) of the Code. Such benefits would not be payable if termination of employment is due to cause, disability, death or voluntary action of the executive other than for good reason (as defined below). Payment of benefits following a change of control is conditioned on the executive’s agreement to continue his employment (if so requested) for a period of up to six months following the change of control. Each executive agreed to certain noncompetition, nonsolicitation and confidentiality covenants in favor of Merix and to execute a release of claims as a condition of the receipt of termination benefits.

“Cause” is generally defined as (a) the willful and continued failure to perform substantially the executive’s reasonable assigned duties (except a failure resulting from incapacity due to physical or mental illness) after a demand for performance has been delivered to the executive that specifies the manner of nonperformance, or (b) the willful engagement in illegal conduct materially injurious to Merix. Termination of employment does not include assignment of the executive to different responsibilities consistent with the executive’s area of professional expertise.

“Change of Control” is generally defined as (i) a shareholder-approved merger or share exchange, in which Merix is either not the surviving corporation or the shares of Merix common stock are converted into cash, securities or other property (other than a merger or share exchange in which the holders of Merix’s common stock maintain their proportionate ownership following the transaction), or a shareholder-approved sale of all or substantially all of the assets of Merix, (ii) a tender or exchange offer (other than one made by Merix) for shares of our common stock resulting in the offeror owning 20% or more of the voting power of the outstanding securities of Merix, (iii) a shareholder (other than the executive) reporting beneficial ownership of 20% or more of the voting power of the outstanding securities of Merix, or (iv) during any 12 month period, individuals constituting a majority of the Board of Directors at the beginning of such period no longer represent a majority of the Board at the end of such period, unless the nomination or election of the new directors was approved by at least two-thirds of the directors still in office who were directors at the beginning of the period.

“Good Reason” is generally defined as (i) the assignment to the executive of a different title, job or responsibilities that results in a decrease in the level of responsibility following the change of control transaction, (ii) a reduction in the executive’s annual base pay following the change of control transaction, (iii) a significant reduction in the executive’s total benefits package following the change of control transaction, (iv) a requirement that the executive relocate more than 50 miles from his business office prior to the change of control transaction, or (v) the failure of a successor to Merix to agree to be bound by the Executive Severance and Noncompetition Agreement.

The following table provides information for each of Merix’s named executive officers regarding potential payments on termination or a change of control. Payments after a change of control in the table below assume that the triggering event occurred on May 31, 2008, the last business day of our last fiscal year. Mr. Olson’s and Mr. Robinson’s employment with Merix terminated during fiscal year 2008. Accordingly, the amounts in the table below represent amounts actually paid to Mr. Olson and Mr. Robinson in connection with their respective terminations.

Name and Title	Benefit	Before Change of Control Termination without Cause and not for death or disability(1)	After Change of Control Termination without Cause and not for death or disability(2)
Michael D. Burger	Cash Severance (salary and target bonus)	$1,320,000	$1,920,000
President and Chief Executive Officer	Benefits Continuation	$21,662	$21,662
	Outplacement services	$12,500	$12,500
	Life Insurance benefits	—	$3,600-$5,000	(3)
	Restricted Stock (unvested and accelerated)	—	$437,500
	Stock Options (unvested and accelerated)	—	$0
	Total Value	$1,354,162	$2,395,262

Thomas R. Ingham	Cash Severance (salary and target bonus)	$433,500	$688,500
Executive Vice President, Global Sales and Marketing	Benefits Continuation	$21,662	$21,662
	Outplacement services	$12,500	$12,500
	Life Insurance benefits	—	$1,800-$5,000	(3)
	Restricted Stock (unvested and accelerated)	—	$31,143
	Stock Options (unvested and accelerated)	—	$0
	Total Value	$467,662	$757,405

Kelly E. Lang	Cash Severance (salary and target bonus)	$493,000	$783,000
Executive Vice President, Finance and Chief Financial Officer	Benefits Continuation	$21,662	$21,662
	Outplacement services	$12,500	$12,500
	Life Insurance benefits	—	$1,800-$5,000	(3)
	Restricted Stock (unvested and accelerated)	—	$35,000
	Stock Options (unvested and accelerated)	—	$0
	Total Value	$527,162	$855,762

Linda V. Moore	Cash Severance (salary and target bonus)	$450,500	$715,500
Executive Vice President, Global Human Resources and General Counsel	Benefits Continuation	$21,662	$21,662
	Outplacement services	$12,500	$12,500
	Life Insurance benefits	—	$1,800-$5,000	(3)
	Restricted Stock (unvested and accelerated)	—	$38,125
	Stock Options (unvested and accelerated)	—	$0
	Total Value	$484,662	791,387

Name and Title	Benefit	Before Change of Control Termination without Cause and not for death or disability(1)	After Change of Control Termination without Cause and not for death or disability(2)

Daniel T. Olson	Cash Severance (salary and target bonus)	$418,600	N/A
CEO, Merix Asia	Benefits Continuation	$21,662	N/A
	Outplacement services	$12,500	N/A
	Life Insurance benefits	—	N/A
	Restricted Stock (unvested and accelerated)	—	N/A
	Stock Options (unvested and accelerated)	—	N/A
	Total Value	$452,762	N/A

R. Steven Robinson	Cash Severance (salary and target bonus)	$325,000	N/A
Executive Vice President, Global Operations	Benefits Continuation	$21,662	N/A
	Outplacement services	$12,500	N/A
	Life Insurance benefits	—	N/A
	Restricted Stock (unvested and accelerated)	—	N/A
	Stock Options (unvested and accelerated)	—	N/A
	Total Value	$359,162	N/A

(1)	All amounts listed for Messrs. Olson and Robinson represent amounts actually paid in connection with the termination of their respective employment in fiscal year 2008.

(2)	The value of accelerated stock options shown in this column is $0, because Merix closing price on May 31, 2008, the last business day of the Company’s fiscal year, was less than each of the prices on the respective grant dates of the accelerated options.

(3)	The lower number in the range is based on premium costs reported in Merix’s 2007 proxy statement and the higher number is the maximum Merix will pay for the premium.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of Ms. Dyess, Mr. Jobe or Mr. Kerckhove, as the three members of the HRC Committee, was at any time during the fiscal year ended May 31, 2008 or at any other time an officer or employee of Merix or (ii) had any relationship requiring disclosure under Item 404 of Regulation S-K. No executive officer of Merix served as a member of the HRC Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, or as a director of another entity, where one of the other entity’s executive officers served on the HRC Committee of Merix or as a director of Merix.

COMPENSATION COMMITTEE REPORT

The HRC Committee consists of three independent directors. The HRC Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and discussion, the HRC Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Merix’s Annual Report on Form 10-K for the fiscal year ended May 31, 2008 and Merix’s proxy statement relating to its 2008 annual meeting of shareholders.

Human Resources and Compensation Committee Report Submitted By:

Kirby A. Dyess, Chair
Donald D. Jobe
George H. Kerckhove

AUDIT COMMITTEE REPORT

The Audit Committee appoints, determines funding for, oversees and evaluates the independent registered public accounting firm with respect to accounting, internal controls over financial reporting and other matters, and makes other decisions with respect to audit and finance matters. The Audit Committee also pre-approves the retention of the independent registered public accounting firm and fees for all audit and permitted non-audit services provided by the independent registered public accounting firm, and determines whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm. All members of the Audit Committee are able to read and understand financial statements and have experience in finance and accounting that provides them with financial sophistication.

Duties and Responsibilities

The Audit Committee operates under a written charter approved by the Board of Directors. Pursuant to authority delegated by the Board of Directors and the Audit Committee’s written charter, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to:

•	the integrity of Merix’s financial statements;

•	Merix’s compliance with legal and regulatory requirements;

•	Merix’s systems of internal control over financial reporting as established by management;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance by Merix’s independent registered public accounting firm;

•	Merix’s internal audit activities and processes;

•	Merix’s auditing, accounting and financial reporting processes generally; and

•	compliance with Merix’s ethical standards for senior financial officers and all personnel.

In fulfilling its duties, the Audit Committee maintains free and open communication with the Board, the independent registered public accounting firm, financial management and all employees.

In connection with these responsibilities, the Audit Committee reviewed and discussed Merix’s audited financial statements with management. The Audit Committee also discussed with the independent registered public accounting firm the matters required by the Statement on Auditing Standards (“SAS”) No. 61, Communications with Audit Committee. The Audit Committee also received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with its independent registered public accounting firm that firm’s independence.

Fiscal Year 2008 Audit

Based on the reviews and discussions described above, the Audit Committee recommended that the Board of Directors include the audited financial statements in Merix’s Annual Report on Form 10-K filed with the SEC for the year ended May 31, 2008.

Audit Committee Report Submitted By:

George H. Kerckhove, Chair

Robert C. Strandberg

Donald D. Jobe

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows common stock ownership on July 31, 2008, except as otherwise noted, by:

•	each person known to the Company who beneficially owned more than 5% of Merix common stock on that date,

•	each of the executive officers named in the Summary Compensation Table on page 26 and each of the current Merix directors, and

•	all current Merix executive officers and Merix directors as a group.

The number of shares beneficially owned by each entity or person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of September 30, 2008 through the exercise of any stock option or other right. Unless otherwise indicated below, to the Company’s knowledge, the listed individuals or entities have sole voting and investment power over the shares shown in the table, subject to community property laws where applicable. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of the shares held. Except as noted below, the address of each shareholder in the table is Merix Corporation, 15725 SW Greystone Court, Suite 200, Beaverton, Oregon 97006.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
FMR LLC	3,281,671	(1)	15.5%
(Formerly FMR Corp.) 82 Devonshire Street Boston, MA 02109
Dimensional Fund Advisors, Inc.	1,669,889	(2)	7.9%
1299 Ocean Avenue 11th floor Santa Monica, CA 90401-1005 US
Barclays Global Investors, NA	1,400,411	(3)	6.6%
45 Fremont Street San Francisco, CA 94105 US
LSV Asset Management	1,303,407	(4)	6.1%
1 N. Wacker Drive, Suite 4000 Chicago, IL 60606
Paradigm Capital Management, Inc.	1,097,700	(5)	5.2%
Nine Elk Street Albany, NY 12207
Royce & Associates LLC	1,728,417	(6)	8.1%
1414 Avenue of the Americas 9th floor New York, NY 10019-2578 US
Highbridge International LLC	259,008	(7)	8.5%
The Cayman Corporate Centre, 4th Floor 27 Hospital Road Grand Cayman E9 00000
Michael E. Burger	92,550	(8)	*
Thomas R. Ingham	39,298	(9)	*

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
Kelly E. Lang	48,236	(10)	*
Linda V. Moore	28,168	(11)	*
Daniel Olson	17,352	(12)	*
R. Steven Robinson	19,727	(13)	*
Robert C. Strandberg	247,297	(14)	*
William W. Lattin	72,044	(15)	*
William C. McCormick	65,124	(16)	*
Francis Yuen	4,672	(17)	*
George H. Kerckhove	86,073	(18)	*
Donald D. Jobe	142,507	(19)	*
Kirby A. Dyess	51,641	(20)	*
All current executive officers and directors as a group (11 persons)	877,610		4.0%

*	less than one percent

(1)	Based on a Schedule 13G/A filed with the SEC on February 14, 2008. The amended Schedule 13G, filed jointly by FMR LLC, Edward C. Johnson 3d, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC (“Fidelity”), Fidelity Convertible Securities Fund and Fidelity Leveraged Co Stock Fund indicates that as of December 31, 2007, Fidelity is the beneficial owner of the 3,281,671 shares as a result of acting as investment advisor to various investment companies (the “Funds”) and that both FMR LLC, through its control of Fidelity, and Mr. Johnson have sole power to dispose of the 3,281,671 shares. The Schedule 13G also indicates that the Boards of Trustees of the Funds have the power to vote or direct the voting of those shares owned by the Funds.

(2)	Based on a Schedule 13G/A filed with the SEC on February 6, 2008.The amended Schedule 13G indicates that as of December 31, 2007, Dimensional Fund Advisors LP (“Dimensional”), in its role as investment advisor or manager of investment companies and commingled group trusts and separate accounts, possesses sole power to vote or direct the voting of and sole power to dispose or direct the disposition of the 1,669,889 shares. Dimensional disclaims beneficial ownership of such shares.

(3)	Based on a Schedule 13G filed with the SEC on February 5, 2008. The Schedule 13G filed by Barclays Global Investors, NA indicates that as of December 31, 2007, Barclays Global Investors, NA has sole voting power over 1,378,022 shares and sole dispositive power over 1,378,148 shares and that Barclays Global Fund Advisors has sole voting and dispositive power over 22,263 shares.

(4)	Based on a Schedule 13G filed with the SEC on February 12, 2008.

(5)	Based on a Schedule 13G/A with the SEC on February 14, 2008.

(6)	Based on a Schedule 13G filed with the SEC on February 1, 2008

(7)	Based on a Schedule 13G filed with the SEC on May 16, 2008. The Schedule 13G filed by Highbridge International LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca, as a group, indicates that as of May 16, 2008, Highbridge International LLC beneficially owned $14,637,000 aggregate principal amount of 4% Convertible Senior Subordinated Notes due May 15, 2013, convertible into 963,594 shares of Merix common stock (not counting any accrued and unpaid interest) and 259,008 shares of Merix common stock. Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaim beneficial ownership of shares of common stock held by Highbridge International LLC.

(8)	Consists of 86,250 shares of common stock issuable pursuant to exercisable stock options and 6,300 shares of common stock issuable upon settlement of restricted stock awards.

(9)	Consists of 22,750 shares of common stock issuable pursuant to exercisable stock options, 14,379 shares of common stock issuable upon settlement of restricted stock awards, and 2,169 shares in the Merix Stock Fund 401(k) account.

(10)	Consists of 4,600 shares of common stock, 42,500 shares of common stock issuable pursuant to exercisable stock options, and 1,136 shares in the Merix Stock Fund 401(k) account.

(11)	Consists of 23,750 shares of common stock issuable pursuant to exercisable stock options, 4,125 shares of common stock issuable upon settlement of restricted stock awards, and 293 shares in the Merix Stock Fund 401(k) account.

(12)	Based on a Form 4 filed with the SEC on June 23, 2007. Consists of 14,413 shares of common stock and 2,939 shares in the Merix Stock Fund 401(k) account.

(13)	Based on a Form 4 filed with the SEC on January 8, 2008. Consists of 19,727 shares of common stock.

(14)	Consists of 201,350 shares of common stock, 42,500 shares of common stock issuable pursuant to exercisable stock options and 3,447 shares of common stock issuable upon settlement of restricted stock awards.

(15)	Consists of 67,500 shares of common stock issuable pursuant to exercisable stock options and 4,544 shares of common stock issuable upon settlement of restricted stock awards.

(16)	Consists of 34,750 shares of common stock, 26,250 shares of common stock issuable pursuant to exercisable stock options and 4,124 shares of common stock issuable upon settlement of restricted stock awards.

(17)	Consists of 4,672 shares of common stock issuable upon settlement of restricted stock awards.

(18)	Consists of 40,000 shares of common stock, 42,500 shares of common stock issuable pursuant to exercisable stock options and 3,573 shares of common stock issuable upon settlement of restricted stock awards.

(19)	Consists of 100,000 shares of common stock, 37,500 shares of common stock issuable pursuant to exercisable stock options and 5,007 shares of common stock issuable upon settlement of restricted stock awards.

(20)	Consists of 10,000 shares of common stock, 37,500 shares of common stock issuable pursuant to exercisable stock options and 4,141 shares of common stock issuable upon settlement of restricted stock awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Merix’s executive officers, directors and holders of more than 10% of Merix common stock to file reports of ownership and changes in ownership with the SEC. Based solely on review of copies of these reports received, Merix believes that during its fiscal year ended May 26, 2007, all reports required under Section 16(a) were timely filed, except that Thomas R. Ingham inadvertently filed one late report on Form 4 to report one transaction; and Robert C. Strandberg inadvertently filed one late report on Form 4 to report one transaction.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Linda V. Moore
Linda V. Moore
Executive Vice President, Global Human Resources and General Counsel

Beaverton, Oregon

August 28, 2008

merix

15725 SW GREYSTONE COURT

SUITE 200

BEAVERTON, OR 97006

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MERIX CORPORATION

The Board of Directors recommends a vote FOR Item 1.

1. Election of Directors

Nominees:

01) William C. McCormick

02) Michael D. Burger

03) Kirby A. Dyess

04) Donald D. Jobe

05) George H. Kerckhove

06) Dr. William W . Lattin

07) Robert C. Strandberg

08) Francis Yuen

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MERlX CORPORATION

Proxy Solicited on Behalf of the Board of Directors of

the Company for the Annual Meeting on October 8, 2008

The undersigned hereby appoints Michael D. Burger, Dr. William W. Lattin and William C. McCormick, and each of them, proxies with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of Merix Corporation on October 8, 2008, and at any adjournment thereof, all shares of the undersigned in Merix Corporation. The proxies are instructed to vote as follows:

The shares represented by this proxy will be voted in accordance with instructions, if given. If no instructions are given, they will be voted FOR the directors, except for shares held in the Merix Corporation 40l(k) Plan, which will be voted in accordance with the terms of that plan. The proxies may vote in their discretion as to other matters that may come before the meeting.

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